EXHIBIT 10.4

CHIEF EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT is made the 31st day of March 2012 (the “Effective Date”) by and between Rockdale Resources, Inc., a Colorado corporation, (the “Company”), and Michael D. Smith (“Smith”).

WHEREAS, the Company has been formed by individuals with a long history of success with the capital formation, operation, growth and sale of oil and gas companies to utilize the energy capital markets to raise equity and debt for oil and gas exploration and to create significant shareholder value through oil and gas drilling and production; and

WHEREAS, Smith has been engaged as an executive in the oil and gas industry for more than a decade and has extensive experience in oil and gas operations in Texas, including developing, marketing and selling oil and gas investments, horizontal drilling and numerous other projects in Texas; and

WHEREAS, Smith is the President, Chief Executive Officer, sole shareholder and director of Kingman Operating Company, Inc., and the President and sole member of Kingman Energy, LLC (Kingman Operating Company, Inc., and Kingman Energy, LLC, are collectively referred to herein as “Kingman”); and

WHEREAS, with such disclosure and knowledge of Smith’s ownership of, obligations and duties to, and continuing participation in Kingman, the Company desires that Smith also serve as President and Chief Executive Officer of the Company and as a director on its Board of Directors; and

WHEREAS, Smith is willing to serve as President and Chief Executive Officer of the Company and as a director on its Board of Directors in conjunction with his obligations and duties to and continued participation in Kingman;

NOW, THEREFORE, the Company and Smith (collectively the “Parties”, each a “Party”) hereby agree as follows:

I.  EMPLOYMENT

(1) Employment. The Company hereby employs Smith, and Smith hereby agrees to serve the Company, as its President and Chief Executive Officer with such responsibilities and authority as may from time to time be prescribed by the Company’s Board of Directors and to perform the tasks incident to these positions being accountable only to the Company’s Board of Directors.  Additionally, Smith will serve as a voting member (i.e., a director) on the Company’s Board of Directors.

(2) Term.  Smith’s employment with the Company shall begin on April 1, 2012 and continue until March 31, 2013, and from year-to-year thereafter (the “Term”), unless terminated sooner as provided below.

(3) Time & Effort. Smith shall devote as much time and effort as may be reasonable and necessary, in consultation with the Company’s Board of Directors, but in no event less than 70% of normal business hours, to perform the duties incident to his role as President and Chief Executive Officer.

II. COMPENSATION

(1) Salary. The Company agrees to pay Smith, during the Term, a salary at the initial fixed rate of US$120,000.00 per year, payable in accordance with the Company’s standard payroll process or, in the absence thereof, on the first (1st) day of each month, less such deductions or amounts to be withheld as required by applicable law.  Smith may be entitled to receive, in addition to the annual base salary referenced above, an annual bonus in an amount to be determined by the Company’s Board of Directors in its sole discretion.  Nothing contained here will be construed to prevent the Company from increasing Smith’s salary during the Term, or from paying bonuses to him, in the discretion of the Company’s Board of Directors.

(2) Insurance. Smith shall be entitled to receive such health, dental, personal disability, life insurance, and flexible time-off benefits as are provided for other employees of the Company and as may be authorized and adopted from time to time in the future by the Company.

(3) Benefit Plans. During the Term, Smith is entitled to participate in all employee incentive plans, such as extra compensation plan, pension plan, stock option, stock purchases, stock appreciation plan, or equivalent successor plans that may be adopted by the Company or other so-called “fringe” benefits which the Board of Directors may, in its sole discretion, provide for the Company’s employees generally, both those that are in effect now and those that may thereafter be adopted.  Any stock options will be designated as incentive stock options to the extent permitted under the plan and applicable law.

(4) Vacation. Smith is entitled to six (6) weeks of paid vacation days in each calendar year, or greater number of weeks as may be determined by the Company’s Board of Directors from time to time during the Term, and to compensation in respect of earned but unused vacation days, and to all paid holidays given by the Company to its employees or those observed by the New York Stock Exchange, whichever is more.

(5) Disability Pay. In the absence of disability insurance provided or offered by the Company and in the event of Smith’s illness or disability for a continuous period of six (6) months during which he is unable to render the services required herein, Smith’s compensation will continue during such period at the rates provided for hereinabove, and, at the end of such period, the Company may terminate the Term on 30 days’ prior written notice.  In the event of a dispute as to Smith’s disability, such question must be submitted to an impartial and reputable physician selected by the mutual agreement of Smith and the Company or in the absence of mutual agreement by the president of the Medical Society of Travis County, Texas, and the determination of the question of disability by such physician will be final and binding on the parties.

III. EXPENSE REIMBURSEMENT

During the Term, Smith shall be authorized to incur necessary and reasonable travel and other business expenses in connection with his executive duties hereunder and for promoting the business of the Company, pursuant to and consistent with the written policies and procedures established by the Company and as may be modified from time to time. The Company shall reimburse Smith for such expenses in accordance with the Company’s written policy and procedures.
IV. TERMINATION

(1) Termination for Cause. The Company may terminate this Agreement prior to the expiration of its Term for Cause. For purposes of this Agreement, “Cause” means:  (i) a willful act by Smith that is financially materially inimical to the best interests of the Company; (ii) a willful failure by Smith to follow the reasonable, prudent and lawful direction of the Company’s Board of Directors; or (iii) a failure by Smith to substantially perform his duties hereunder within 30 days after demand for substantial performance thereof in writing delivered by the Chairman of the Board of Directors that specifically identifies the manner in which the Board of Directors believes that Smith has not substantially performed.  For purposes of this paragraph, no act or failure to act on Smith’s part is deemed “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.  Notwithstanding the foregoing, Smith will not be deemed to have been terminated for Cause unless and until there has been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the entire membership of the Board of Directors at a meeting thereof called and held for such purpose (after reasonable notice to Smith and an opportunity for him, together with his counsel, to be heard before the Board of Directors) finding that, in the good faith opinion of the Board of Directors, Smith was guilty of the conduct set forth above and specifying the particulars in detail.

(2) Termination by the Executive.  Smith may terminate his employment prior to the Term: (i) for Good Reason or (ii) for convenience on 90 days’ prior written notice.  For purposes of this Agreement, “Good Reason” means: (A) a Change-in-Control of the Company; (B) a failure by the Company to comply with any material provision of this Agreement which has not been cured within 10 days after notice of such noncompliance has been given by Smith to the Company; or (C) any purported termination of Smith’s employment other than for Cause.  For purposes of this Agreement, a “Change-in-Control” of the Company means a change in control of a nature that would be required to be reported in response to Item 5(f) of schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 (15 U.S.C. §§78a et seq.) as amended (the “Exchange Act”); provided that, without limitation, a Change-in-Control is deemed to have occurred if: (y) any “person” (as the term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company or any “person” who on this date is a director or officer of the Company, is or becomes the “beneficial owner” (as the term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing a percentage interest of the combined voting power of the Company’s then outstanding securities which is greater than that of the majority-in-interest of the Company’s shareholders as of the date of this Agreement; or (z) during any period of two consecutive years during the Term, those individuals who at the beginning of such period constitute the Company’s Board of Directors cease for any reason to constitute at least a majority of the Company’s Board of Directors, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least three-fourths of the entire membership of the Board of Directors then in office who were directors at the beginning of the period.

V. PAYMENT ON TERMINATION

(1) Termination Following the Executive’s Death.  In the event of Smith’s death during the Term, this Agreement will terminate, and the Company will pay to his widow or other beneficiary designated in writing by him, as a death benefit, an amount equal to the monthly rate of Smith’s salary then in effect for a period of six months after his death.

(2) Termination Following Change-of-Control. If, within one year following a Change-in-Control, Smith resigns for Good Reason or the Company terminates his employment without Cause, Smith shall receive: (i) a lump-sum severance payment equal to one hundred percent (100%) of his then current base salary, less applicable deductions and withholdings; (ii) the full amount of any bonus for the fiscal year in which he is terminated, less applicable deductions and withholdings; (iii) immediate vesting of the unvested shares under all outstanding stock options; and (iv) should he be eligible for and elect to continue health insurance pursuant to COBRA, payment of COBRA premiums for twelve (12) months following the termination date of his employment.

(3) Termination for Cause. If Smith’s employment is terminated for Cause, the Company must pay him his full salary through the date of termination at the rate in effect at the time of termination and thereafter has no further obligations to him under this Agreement.

(4) No Duty to Mitigate. Smith is not required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor must the amount of any payment provided for under this Agreement be reduced by any compensation he earns as the result of employment by another employer after the termination of his employment or otherwise.

(5) Lump Sum Payment. On Smith’s (or his estate’s) written request, the Company’s Board of Directors may, in its sole discretion, irrevocably agree that the Company will make payment of the above amounts to Smith (or his estate) in one lump sum equal to the present value of any amount remaining to be paid under this section. The present value of the amount to be paid shall be determined by assuming monthly payments on the last day of each month and by discounting those payments at the applicable federal rate, as set forth in Section 1274 of the Internal Revenue Code of 1986, as amended, or any successor statute then in effect (the “Code”), most recently published prior to the date of calculation of the date of termination of employment. The lump-sum payment shall be made within two days after the date of termination.

(6) Excess Parachute Limitation. If the Company’s certified public accounting firm (the “Accounting Firm”) determines that any payment by the Company to Smith under this Section would be considered to be an “excess parachute payment” under Sections 4999 or 280G of the Code and subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect thereto (“Excise Tax”), the Company shall make an additional payment to Smith (a “Gross-Up Payment”) in an amount, as calculated by the Accounting Firm, that places Smith in the same after-tax economic position that he would have enjoyed if the Excise Tax had not applied to such payment.  The Company shall pay the Gross-Up Payment within five (5) days of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable, the Company shall cause the Accounting Firm to provide Smith with an opinion that the Accounting Firm has substantial authority under the Code not to report an Excise Tax on his federal income tax return. If the initial Gross-Up Payment is insufficient to cover the amount of the Excise Tax ultimately determined to be owed by Smith (“Underpayment”), the Company shall promptly pay Smith an additional Gross-Up Payment in respect of the Underpayment.  The Company shall pay all fees and expenses of the Accounting Firm, including, without limitation, those related to the opinion referred to herein.

VI. CONFIDENTIALITY & CONFLICTS OF INTEREST

(1) Confidentiality.  During the Term and for two (2) years thereafter, Smith will not without authorization by the Company’s Board of Directors publish or disclose, or authorize anyone else to publish or disclose, any confidential information or trade secrets relating to the business of the Company obtained by Smith during the Term, or any business record, paper, or document, any correspondence, cost data, customer list, or market survey containing confidential information or trade secrets of the Company. All business records, papers, and documents kept or made by Smith relating to the business of the Company must be surrendered to the Company on termination of the Employment Term.  The foregoing shall not apply to records, papers, documents, correspondence or other information that is (i) owned or created by any employee or agent of Kingman (other than Smith) or by any third party independent of the Company without access to and reliance on the Company’s confidential information or trade secrets, (ii) obtained or received by Smith from a third party without an obligation of confidentiality to the Company, (iii) independently developed or derived without aid of or access to the Company’s confidential information or trade secrets, or (iv) authorized for publication by the Company’s Board of Directors.

(2) Continued Participation in Kingman. It is further understood and agreed that Smith shall continue to have an ownership interest in, to have obligations and duties to, and to participate in the activities and operations of Kingman and, as such, may engage in other oil and gas activities, for his own account and for the account of others, that are unrelated to the Company’s endeavors.  Because Kingman may provide various services to the Company that are directly related to the Company’s endeavors (for example, serving as operator for the Company’s oil and gas wells), Smith, by virtue of his continued involvement with Kingman, may have dual interests in certain of the Company’s endeavors and may have conflicting interests with regard to certain of the Company’s endeavors.  It is, therefore, further understood and agreed that the consideration paid to Smith hereunder is far less than that which the market would normally bare for an executive of his caliber in order to (a) avoid any appearance of self-dealing on Smith’s part and (b) account for compensation Smith may receive by virtue of his continued involvement with Kingman.  It is, further, understood and agreed that, in the event Smith’s performance of a duty or obligation to the Company and his duties or obligations to, or interest in, Kingman give rise to a conflict of interests, Smith temporarily may excuse himself from performance of such duty or obligation to the Company, instead deferring such matter to the discretion of the Company’s Board of Directors, and in so doing shall not breach or violate the provisions of this Agreement or be deemed to have abandoned his duties or employment hereunder.

(3) Conflicts of Interest.  During the Term, Smith will not engage as owner, stockholder, employee, officer, or director, directly or indirectly, for his own account, or for any person, firm, or corporation, anywhere in the world, in the business now conducted by the Company; provided, however, (i) the foregoing shall in no way restrict Smith’s ability to participate as owner, stockholder, employee, officer, or director, directly or indirectly, for his own account, or for any person, firm, or corporation, anywhere in the world, in the business conducted by Kingman, and (ii) Smith may invest in the securities traded on a national securities exchange or in the over-the-counter market of any corporation engaged in the business now conducted by the Company and those of any corporation not engaged in the business now conducted by the Company.

(4) Disclosures.  The Company shall make disclosures regarding the foregoing provisions of Subsections VI(2)-(3) in filings with the Securities & Exchange Commission (“SEC”) and states securities regulators and in documents provided to investors and potential investors as reasonably prudent under (at a minimum, as required by) applicable law.

VII. INDEMNIFICATION

The Company will, and does hereby, indemnify and hold harmless, to the extent permitted by law, Smith from and against any and all losses, claims, damages, liabilities (joint or several), penalties, fines, interest, costs and expenses (“Losses”) which Smith may incur and to which Smith may become subject under federal or state statute, common law, or otherwise (“Proceedings”) relating to (a) any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which the Company’s securities were registered under the Securities Act or applicable state law; (b) any misleading, untrue or allegedly misleading or untrue statement or omission to state a material fact in any preliminary, final, or summary prospectus, offering memorandum, or other document provided to investors, potential investors, the SEC or state securities regulators, including any amendments or supplements thereto; (c) the Company’s failure to make disclosures as reasonably prudent under or as required by the Securities Act or applicable state securities or consumer protection laws; (d) the Company’s violation of applicable law or regulation; (e) the Company’s decision to contest a determination under Sections 4999 or 280G of the Code relative to any payment to Smith under Section V of this Agreement or imputed income resulting from any Gross-Up Payment; or (f) any other action or omission to act by the Company.  Smith shall have the right to be represented in Proceedings by counsel of his choosing, and the Company will reimburse Smith for any legal and other expenses incurred by him in connection with Proceedings.  Such indemnity remains in full force and effect regardless of, and shall survive, the termination of the Term or this Agreement.

X. MISCELLANEOUS

(1) Successors. This Agreement (a) shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation, or otherwise) to all or substantially all of the Company’s business and/or assets and (b) shall inure to the benefit of, and be enforceable by, Smith’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

(2) Notices. Any notice required or desired to be given under this Agreement will be deemed given if in writing sent by certified mail and hand delivered (a) if to Smith, to his residence, or (b) if to the Company, to its principal office or its registered agent.

(3) Modification; Waiver. No provisions of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by Smith and such officer of the Company as designated by its Board of Directors.  Waiver by either Party of a breach of any provision does not operate as or will be construed a waiver of any subsequent breach.

(4) Savings Clause. The invalidity or unenforceability of any provision or provisions of this Agreement does not affect the validity or enforceability of any other provision of this Agreement which remains in full force and effect.

(5) Interpretation. This Agreement has been submitted to the scrutiny of, and has been negotiated by, all Parties hereto and their counsel, and shall be given a fair and reasonable interpretation in accordance with the terms hereof, without consideration or weight being given to its having been drafted by any Party hereto or its counsel.  Titles or captions of sections contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provisions hereof.

(6) Governing Law; Disputes; Remedies Cumulative. This Agreement is governed by and construed in accordance with the laws of the State of Texas.  Any disputes under this Agreement shall be brought in the state or federal courts located in Travis County, Texas, and the Parties irrevocably submit to the jurisdiction of said courts.  The rights and remedies of the Parties hereunder shall not be mutually exclusive, and the exercise of one or more of the provisions hereof shall not preclude the exercise of any other provisions hereof.

(7) Entire Agreement. This Agreement has been approved by the Company’s Board of Directors and contains the Parties’ full and complete Agreement concerning Smith’s employment with the Company, to the exclusion of any other agreements, representations or discussion (oral or written).

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its Chairman of the Board, and the Parties have executed this Agreement as of the day and year first above written.

Rockdale Resources, Inc.                                                                                 Michael D. Smith

By: /s/ John P. Barton                                                                                                          By: /s/ Michael D. Smith
[signature]                                                                                                                    [signature]

Name:    John P. Barton                                                                                                        Name:  Michael D. Smith
[printed name]                                                                                                               [printed name]

Title:   Director

Rockdale Chief Exec. Employ Agree Smith 3-31-12